Exhibit 1.A(5)(d)

                        WAIVER OF COST OF INSURANCE RIDER


This Rider is a part of the Policy to which it is attached if the Rider is shown in the Schedule. It must be read with all Policy provisions. This Rider does not participate in our surplus earnings. This Rider has no loan or Cash Surrender Value. The Rider effective date is the Policy Date or, if added later, the Monthly Processing Date on or next following the date your application for this Rider is approved by us.

THE BENEFIT. If all the conditions of this Rider are met, we will waive the monthly deduction for the cost of insurance and the monthly expense charges for the Policy and any riders. To qualify for waiver, all of the following conditions must be met:

1.  The Insured must become totally disabled while this Rider is in force.

2. Total disability must begin before the Policy anniversary nearest the 65th birthday of the Insured.

3.  The Insured must be continuously totally disabled for at least four months.

4. If total disability begins during the Grace Period, a premium sufficient to cover the monthly deductions and the cost of insurance charges, if any, due must be paid to us before the end of the Grace Period.

5. Notice and proof of claim must be submitted in accordance with the provisions of this Rider.

Waiver will start with the first monthly deduction and charges due after these five conditions have been satisfied.

If total disability begins before the Policy anniversary nearest age 60 of the Insured, we will continue waiver until the Insured is no longer totally disabled. If total disability begins after the Policy anniversary nearest the 60th birthday of the Insured, we will continue waiver until the Insured is no longer totally disabled, but no longer than the Policy anniversary nearest age 65 of the Insured.

When waiver begins, we will credit to the Account Value monthly deductions and cost of insurance charges if any, that have been made while the Insured was totally disabled, including the four-month waiting period. If your Policy lapses during the four-month waiting period, we will reinstate it without evidence of insurability if your claim is approved.

Until your claim is approved, you should keep the Policy in force. If it lapses during the waiting period or approval process and your claim is not approved, any reinstatement application will only be approved if the Insured submits satisfactory evidence of insurability. If your claim is approved, the Policy will be reinstated without evidence and the monthly cost of insurance will be credited to the Policy for the period of total disability. This credit will not exceed one year's cost of insurance.

EXCLUSIONS. There will be no benefit under this Rider if total disability results directly or indirectly from:

1.  intentionally self-inflicted injury;

2.  insurrection, declared war, or undeclared war; or

3.  any act or occurrence incidental to the above.


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DEFINITION. "Insured" means the person whose life is insured under the Policy.
"Insured" does not include any person insured by any other rider attached to the Policy.

DEFINITION OF TOTAL DISABILITY. Total disability means a disability resulting from bodily injury or disease. During the first five years of disability, the total disability must substantially prevent the Insured from performing the material duties of the occupation the Insured had when the disability began. After five years from the date the disability began, the total disability must prevent the Insured from performing the material duties of any occupation for which the Insured is reasonably fitted by education, training or experience.

If the Insured is primarily a student at the time disability begins, total disability means complete inability to attend school outside of the home. If the Insured is primarily a homemaker at the time disability begins, total disability means complete inability to perform household duties. If the Insured is primarily a student or homemaker at the time the disability begins, that activity will be treated as the Insured's occupation.

We will also consider the Insured totally disabled so long as the Insured has the irrecoverable, total and complete loss of:

1.  all sight of both eyes;

2.  use of both hands;

3.  use of both feet;

4.  use of one hand and one foot;

5.  speech; or,

6.  hearing in both ears.

However, the loss of sight, hearing, speech or loss of use of limb must occur or first manifest itself after the Rider effective date and while this Rider is in force.

COST OF INSURANCE. The cost of insurance for this Rider is determined monthly. The cost of insurance is deducted from the Account Value of the Policy on each Monthly Processing Date until the Rider terminates except during the periods when the cost of insurance and monthly deductions are being waived.

The monthly cost factors for this Rider are based on the Insured's rate class and attained age nearest birthday on the last Policy anniversary. If the Insured is in a standard, smoker, or juvenile rate class, the monthly cost for this Rider is calculated as follows: the monthly cost factor from the table at the end of this Rider is multiplied by the sum of the amount of the current monthly deduction excluding the cost of insurance for this Rider. If the Insured is in a special rate class, we will multiply these rates by the appropriate rating factor for that class as shown in the Schedule.

INCONTESTABILITY. After this Rider has been in force during the Insured's life for two years from the Rider date, we will not contest the statements in the application attached at issue.

After this Rider has been in force during the Insured's life for two years from the effective date of any reinstatement, we will not contest the statements in the application for such reinstatement.


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NOTICE AND PROOF OF CLAIM. We must receive written notice of claim and proof of total disability. This notice and proof of claim must be received at our home office, or other location as designated by us in writing:

1.  during the lifetime of the Insured;

2.  during the period of total disability;

3.  before the Policy anniversary nearest the 65th birthday of the Insured; and,

4.  within one year from the date on which total disability begins.

Failure to give us timely notice and proof of claim will not affect any claim if given as soon as reasonably possible. In no event will we waive or credit to the Account Value any monthly deduction for the cost of insurance or monthly expense charges made more than one year prior to the date we received written notice and proof. We will have the right to designate one or more doctors to examine the Insured.

PROOF OF CONTINUANCE OF TOTAL DISABILITY. We may require proof of the continuance of total disability at regular intervals. We may require this proof even though we have accepted proof of the total disability. After the total disability has continued without interruption for two full years, we may require proof of an examination only once a year. The benefit provided by this Rider will be discontinued:

1.  if the required proof is not furnished;

2.  if the Insured refuses to submit to examination; or,

3.  if the Insured is no longer totally disabled.

NOTICE OF RECOVERY FROM TOTAL DISABILITY. You must give written notice to us if and when the Insured recovers. This notice must be given as soon as the Insured recovers.

TERMINATION.  This Rider will terminate upon the earliest of the following:

1. the Policy anniversary nearest the 65th birthday of the Insured. However, if total disability begins before the Policy anniversary nearest the 60th birthday of the Insured, the benefit will continue as stated in the Benefit section;

2.  the expiration of the Grace Period of the Policy;

3.  the termination or surrender of the Policy;

4.  the date the Policy matures; or,

5. the receipt by us of a written request from you to cancel this Rider on any Monthly Processing Date.

Any deduction for the cost of insurance after termination of this Rider will not be considered a reinstatement of this Rider nor a waiver by us of the termination. Any such deduction will be credited to the Account Value of the Policy as of the date of the deduction.

Signed for the Company at Denver, Colorado.


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SECURITY LIFE OF DENVER INSURANCE COMPANY





SECRETARY















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
                       TABLE OF FACTORS APPLIED TO THE SUM OF THE MONTHLY DEDUCTIONS AND THE
                      MONTHLY EXPENSE CHARGES FOR DETERMINING COST OF INSURANCE FOR THIS RIDER

                                Male and Female -- Standard, Smoker or Juvenile Risks



    Insured's        Monthly Cost of       Insured's        Monthly Cost of        lnsured's         Monthly Cost of
  Attained Age      Insurance Factor      Attained Age      Insurance Factor      Attained Age      Insurance Factor
----------------  --------------------  ----------------  --------------------  ----------------  --------------------

       10                 .0620                29                .0673                 48                 .0893
       11                 .0620                30                .0677                 49                 .0927
       12                 .0620                31                .0682                 50                 .0984
       13                 .0621                32                .0687                 51                 .1065
       14                 .0622                33                .0693                 52                 .1165
       15                 .0623                34                .0699                 53                 .1280
       16                 .0624                35                .0704                 54                 .1401
       17                 .0626                36                .0709                 55                 .1523
       18                 .0629                37                .0715                 56                 .1643
       19                 .0632                38                .0722                 57                 .1752
       20                 .0635                39                .0731                 58                 .1856
       21                 .0639                40                .0743                 59                 .1948
       22                 .0643                41                .0759                 60                 .1142
       23                 .0648                42                .0779                 61                 .1092
       24                 .0652                43                .0801                 62                 .0974
       25                 .0656                44                .0823                 63                 .0772
       26                 .0661                45                .0843                 64                 .0382
       27                 .0665                46                .0858
       28                 .0669                47                .0872



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